                                  EXHIBIT 99.1

              IXC COMMUNICATIONS POSTPONES ANNOUNCED TWO-FOR-ONE
                STOCK SPLIT AND ADJUSTMENT TO CAPITAL STRUCTURE


Austin, TX - September 2, 1998 - IXC Communications, Inc. (Nasdaq: IIXC) announced today that it is postponing its recently announced two-for-one stock split, the increase in its authorized shares of common stock and the creation of a new class of preferred stock.

The two-for-one stock split and adjustments to the capital structure had a record date of (and were to be effected by the filing of a Certificate of Amendment to its Certificate of Incorporation on) September 4, 1998. The Company's Board of Directors has determined that under current market conditions, it would not be in the best interests of stockholders to file the Certificate of Amendment which would effectuate the two-for-one stock split previously approved by its directors and its stockholders. As a result, the number of authorized, issued and outstanding shares of the Company, and the holdings of each individual stockholder, will remain unchanged at the present time.

IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Having completed the U.S.'s first new coast-to-coast fiber optic network, IXC Communications, Inc. is at the forefront of the industry's new class of emerging domestic and international carriers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is at www.ixc-comm.com.



                                      ###

Media Contact:                     Investor Contact:
--------------                     -----------------
Melissa Jackson                    Greta Wiechman
Manager of Public Relations        Senior Manager, Investor Relations
(512) 231-5247                     (888) 267-9478
mjackson@ixc-comm.com              gwiechman@ixc-comm.com





                                       5.